May 22, 2012

Jim Judson

Dear Jim:
In connection with your resignation from Extreme Networks, Inc. effective June 29, 2012 (“Resignation Date”), we are confirming our agreement that you will continue to provide consulting, as needed, to the Company at a rate of $175.00 per hour for a minimum of two months after the Resignation Date. Either you or the Company may elect to terminate the consulting relationship beyond the two month period at any time with 5 days prior written notice to the other party.
We want to again thank you for your services as Interim Chief Financial Officer and for the contributions you made to Extreme Networks.

Sincerely,

EXTREME NETWORKS INC.
/s/ Diane Honda
Diane Honda Vice President, General Counsel & Secretary

I agree to provide consulting to Extreme Networks, Inc. on the terms set forth in above.

/s/ James T. Judson	5/22/2012
Jim Judson	Date